EXHIBIT 10.1

CONFIDENTIAL SETTLEMENT AGREEMENT, MUTUAL RELEASES

AND AGREEMENT TO INDEMNIFY

This Confidential Settlement Agreement, Mutual Releases and Agreement to Indemnify (“Agreement”) is entered into this 15th day of December 2011 (the “Effective Date”), by BP Exploration & Production Inc. (“BPXP”) and Cameron International Corporation (“Cameron”).  Where applicable, BPXP and Cameron will be referred to collectively as the “Parties” and individually as a “Party.”  BP Corporation North America Inc. (“BPCNA”) shall be a party to this Agreement solely for the purposes of paragraph 5.5 and Article VII.

For and in consideration of the mutual promises and releases set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties stipulate and agree as set forth herein below.

I.   RECITALS AND ACKNOWLEDGEMENTS

1.1 BPXP and Cameron are defendants in lawsuits in state and federal courts arising out of or related to the Deepwater Horizon Incident, including lawsuits that have been consolidated in the multidistrict litigation pending before Judge Carl J. Barbier in the United States District Court for the Eastern District of Louisiana (“MDL 2179”).  BPXP and Cameron may also be sued, have Claims made against them, or be subject to investigation in future lawsuits, administrative or regulatory proceedings, or government investigations or prosecutions related to and arising out of the Deepwater Horizon Incident.  The present and future Claims, administrative and/or regulatory proceedings, or investigations related to and arising out of the Deepwater Horizon Incident in which BPXP and Cameron are or become parties or are otherwise involved shall be referred to collectively and individually as “the Litigation.”

1.2 BPXP and Cameron each acknowledge that the Deepwater Horizon Incident was the product of complex and interlinked causes involving multiple parties from which the entire industry can and should learn in order to improve safety in the drilling industry, including standard specifications for blowout preventers and other drill through equipment.  Accordingly, BPXP and Cameron commit to working together to improve processes and procedures, managerial systems, specifications, and safety and best practices in offshore drilling operations.  BPXP and Cameron will encourage other companies in the drilling industry to join them in this improvement and reform effort.

1.3 BPXP and Cameron desire to resolve the disputes between them related to and arising out of the Deepwater Horizon Incident.  BPXP and Cameron desire to resolve any and all disputes between them as to any alleged liability to the other related to or arising out of the Deepwater Horizon Incident, whether such disputes sound in contract or tort or otherwise, as and to the extent provided herein.

1.4 BPXP and Cameron each have determined independently that it is in their best interests to reach a global settlement regarding the Litigation.  This Agreement is not an admission of any liability by any party regarding the Deepwater Horizon Incident.  The Parties agree and acknowledge that this Agreement has been reached after arm’s length negotiations, with each Party compromising its Claims and defenses for value that it considers to be fair and reasonable in view of the risks and costs associated with litigation.

II.   DEFINITIONS

In addition to the terms defined elsewhere in the Agreement, the following terms shall be defined as follows for the purposes of this Agreement, including all of its exhibits:

2.1 The “BP Released Parties” shall mean BPXP and each of its past and present Affiliates (including BP p.l.c. and its subsidiaries and subsidiary undertakings (as those terms are defined in the U.K. Companies Act 2006)), and each of their respective business units, predecessors, and successors, and each of their respective agents, servants, representatives, officers, directors (or Persons performing similar functions), employees, attorneys and administrators, all and only in their capacities as such.

2.2 The “BP Releasing Parties,” shall mean BPXP and each of its past and present Affiliates (including BP p.l.c. and its subsidiaries and subsidiary undertakings (as those terms are defined in the U.K. Companies Act 2006)), and each of their respective business units, predecessors, and successors.

2.3 The “Cameron Released Parties” shall mean Cameron and each of its past and present Affiliates, and each of their respective business units, predecessors, and successors, and each of their respective agents, servants, representatives, officers, directors (or Persons performing similar functions), employees, attorneys and administrators, all and only in their capacities as such.

2.4 The “Cameron Releasing Parties” shall mean Cameron and each of its past and present Affiliates, and each of their respective business units, predecessors, and successors.

2.5 “Claims” shall mean any claim, counterclaim, cross-claim, demand, charge, dispute, controversy, action, cause of action, suit, proceeding, arbitration, alternative dispute resolution, inquiry, investigation or notice, whether of a civil, criminal, administrative, investigative, private or other nature, and whether pending, threatened, present or initiated in the future and whether known or unknown, suspected or unsuspected, under any current or future local, state, federal, foreign, tribal, supranational or international law, regulation, equitable principle, contract or otherwise for any damage of any kind or nature whatsoever, including but not limited to personal injury, bodily injury, death, special and general damages, property damage, economic loss, business interruption, damage to natural resources, medical or environmental monitoring or testing, special, consequential, general, and any compensatory damages under federal, state or local laws related to pollution, and damages related to any offshore drilling moratorium, whether brought directly, by subrogation, assignment or otherwise.

2.6 The “MC252 Well” shall refer to the exploratory well that was being drilled on and before April 20, 2010 in block 252 of the Mississippi Canyon protraction area of the Gulf of Mexico, commonly called the Macondo Prospect.

2.7 The “Deepwater Horizon Incident” shall, for purposes of this Agreement, refer to the design, planning, preparation or drilling of the MC252 Well; the services, products, equipment, spare parts, and modifications contracted for or provided by Cameron, its Affiliates or by any other Person with respect to the MC252 Well, the Deepwater Horizon rig, and any appurtenances or drilling equipment on the rig, including the BOP and its associated controls equipment, whether deployed subsea or on the rig; the blowout and explosion on the Deepwater Horizon mobile offshore drilling unit or rig that occurred on April 20, 2010; the ensuing fire and loss of life, personal injury, and bodily injury; the sinking of the rig and the resulting release of hydrocarbons and other pollutants from the MC252 Well site and the Deepwater Horizon rig; any damages to any reservoir, aquifer, geological formation or underground strata; the relief well efforts; the subsequent clean up and remediation efforts and all other responsive actions taken in connection with the blowout of the MC252 Well.

2.8 “Transocean” refers to Transocean Ltd. and each of its past and present Affiliates, and each of their respective business units, predecessors, and successors, and each of their respective agents, servants, representatives, officers, directors (or Persons performing similar functions), employees, attorneys and administrators, all and only in their capacities as such

2.9 “Transocean Contracts” shall refer to all contracts between any Cameron Releasing Party and Transocean, including (i) the “Master Service Agreement” between Transocean Offshore Deepwater Drilling Inc. and Cameron Division and Cameron Controls Division, Cooper Cameron Corporation with an effective date of September 28, 2000; (ii) the “Master Services Agreement - Worldwide Operations” between Applied Drilling Technology Inc. and Cameron Division, Cooper Cameron Corporation” with an effective date of March 29, 2006; (iii) all purchase orders and related terms and conditions between R&B Falcon Drilling Co. and a Cameron Affiliate related to the blowout preventer for the Deepwater Horizon; and (iv) repair quotes between Transocean and any Cameron Releasing Party.

2.10 “Person” shall mean any individual, estate, bank, corporation, company, general or limited partnership, association, limited liability company, body corporate, business trust, unincorporated organization or similar organization or other entity, whether domestic or foreign, or any Governmental Entity.

2.11 “Affiliate” of a Person shall mean a Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the first Person.  “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

2.12 “Working Interest Owners” refers to MOEX Offshore 2007 LLC and Anadarko Petroleum Corporation, and their Affiliates, and each of their officers, directors (or Persons performing similar functions), employees, agents and representatives, all and only in their capacities as such.

2.13 “Cameron Insurers” shall mean any and all primary, umbrella, and excess insurers, subscribing insurers, and reinsurers that issued or subscribed to any insurance policy that was in effect on April 20, 2010, all and only as listed in Exhibit A to this Agreement (collectively, “Cameron Policies”), but only in such insurers’, subscribing insurers’, and reinsurers’ respective capacities as insurers, subscribing insurers, or reinsurers of Cameron Released Parties under such Cameron Policies.  Cameron represents and warrants that the Cameron Policies are the only insurance policies that provide insurance to the Cameron Releasing Parties that are potentially applicable to Claims relating to or arising out of the Deepwater Horizon Incident.

2.14 “Consenting Cameron Insurers” shall mean all of, and only, the specific Cameron Insurers identified as Consenting Cameron Insurers on Exhibit A to this Agreement, all of which insurers have expressly consented to this Agreement.

2.15 “Third Party” shall mean any Person other than Cameron Released Parties, BP Released Parties, or Cameron Insurers.

2.16 The term “including” means “including without limitation” and the term “includes” means “includes without limitation.”

2.17 The term “approval” means a written approval.

III.   CASH PAYMENT

3.1 Within 30 days of the Effective Date, Cameron and/or its Affiliates shall pay in cash to BPXP, or one of BPXP’s Affiliates nominated by BPXP, the total sum of two-hundred-fifty million dollars ($250,000,000) in cash (the “Cash Payment”) by wire transfer of same day funds to one or more accounts designated by BPXP.

3.2 BPXP will use the Cash Payment to pay the claims of Persons whose injuries and damages are alleged to arise out of or relate to the Deepwater Horizon Incident.

3.3 If (i) the Cash Payment is not timely made in full, without set-off, deduction or withholding or (ii) if any portion of the Cash Payment is avoided, set aside, or recovered for any reason whatsoever from BPXP or one of its Affiliates by any Person; then at BPXP’s election this Agreement, including Articles IV and V, shall be null and void, and all or any part of the Cash Payment in the possession, custody, or control of BPXP or any of its Affiliates shall be returned to Cameron.  This Paragraph does not limit BPXP’s remedies, and BPXP also may alternatively sue to enforce this Agreement and its promise of payment and other terms.

3.4 Cameron hereby represents and warrants that it shall be solely responsible for any portion of the Cash Payment specified in Article III of this Agreement that is not funded or reimbursed by any Cameron Policy triggered by or answerable to this Agreement.

IV.   RELEASES

4.1 In consideration of and for the promises identified herein, the Parties make the following releases with respect to the Deepwater Horizon Incident:

(a)
The BP Releasing Parties hereby release and forever discharge the Cameron Released Parties from any and all past, present or future Claims, demands, lawsuits, damages, obligations, promises, losses, liabilities or costs of any kind, nature or description whatsoever, including tort claims, contract claims, warranty claims, statutory claims, declaratory judgment actions, counterclaims, cross-claims, demands and claims for damages, including Claims for or based on payments made to or by the Gulf Coast Claims Facility (“GCCF”), or Claims for fines, penalties, sanctions or punitive or exemplary damages, that the BP Releasing Parties have, ever had, hereafter may have, or have acquired or may hereafter acquire by assignment or operation of law, against Cameron Released Parties, including all Claims for subrogation, contribution or indemnity and all Claims arising under any other theory of recovery, whether known or unknown, suspected or claimed, whether or not yet asserted or accrued, arising out of or related to the Deepwater Horizon Incident, including any and all Claims in the Litigation.  The BP Releasing Parties agree and covenant not to assert any Claim against the Cameron Released Parties, whether by complaint, cross-claim, counterclaim or other type of demand, for any loss, injury or damage arising out of in any way or related to the Deepwater Horizon Incident, including any and all Claims in the Litigation.

(b)
The BP Releasing Parties hereby release and forever discharge the Consenting Cameron Insurers from any and all past, present or future Claims, demands, lawsuits, damages, obligations, promises, losses, liabilities or costs of any kind, nature or description whatsoever under or related to the Cameron Policies issued or subscribed to by Consenting Cameron Insurers, including tort claims, contract claims and any claims that the BP Releasing Parties have or allegedly have under the Cameron Policies issued or subscribed to by Consenting Cameron Insurers (including any claims as “additional insureds”), extra-contractual claims, warranty claims, statutory claims, declaratory judgment actions, counterclaims, cross-claims, demands, and claims for damages, including Claims for or based on payments made to or by the GCCF, or Claims for fines, penalties, sanctions or punitive or exemplary damages, that the BP Releasing Parties have, ever had, hereafter may have, or have acquired or may hereafter acquire by assignment or operation of law, against the Consenting Cameron Insurers under or related to the Cameron Policies issued or subscribed to by Consenting Cameron Insurers, whether known or unknown, suspected or claimed, including all Claims for subrogation, contribution or indemnity and all Claims arising under any other theory of recovery, whether or not yet asserted or accrued, arising out of or related to the Deepwater Horizon Incident, including any and all Claims in the Litigation.  The BP Releasing Parties agree and covenant not to assert any Claim against the Consenting Cameron Insurers under or related to the Cameron Policies issued or subscribed to by Consenting Cameron Insurers, whether by complaint, cross-claim, counterclaim or other type of demand, for any loss, injury or damage arising out of in any way or related to the Deepwater Horizon Incident, including any and all Claims in the Litigation.

(c)
The Cameron Releasing Parties hereby release and forever discharge the BP Released Parties from any and all past, present or future Claims, demands, lawsuits, damages, obligations, promises, losses, liabilities or costs of any kind, nature or description whatsoever, including tort claims, contract claims, warranty claims, statutory claims, declaratory judgment actions, counterclaims, cross-claims, demands and claims for damages, including Claims for fines, penalties, sanctions or punitive or exemplary damages, that the Cameron Releasing Parties have, ever had, hereafter may have, or have acquired or may hereafter acquire by assignment or operation of law, against the BP Released Parties, whether known or unknown, suspected or claimed, including all Claims for subrogation, contribution or indemnity and all Claims arising under any other theory of recovery, whether or not yet asserted or accrued, arising out of or related to the Deepwater Horizon Incident, including any and all Claims in the Litigation.  The Cameron Releasing Parties agree and covenant not to assert any Claim against the BP Released Parties, whether by complaint, cross-claim, counterclaim or other type of demand, for any loss, injury or damage arising out of in any way or related to the Deepwater Horizon Incident, including any and all Claims in the Litigation.  For the avoidance of doubt, the scope of this release and waiver does not include any rights to insurance coverage of the Cameron Releasing Parties under any Cameron Polices.

4.2 Cameron, on behalf of itself, the Cameron Releasing Parties, the Consenting Cameron Insurers, and any and all insurers, reinsurers, indemnitors, subrogees, or assignees of any Cameron Releasing Parties or Consenting Cameron Insurers, releases the BP Released Parties, to the fullest extent allowed by law and to the same extent as the Cameron Releasing Parties are releasing the BP Released Parties pursuant to Paragraph 4.1(c), from and against any and all Claims that any of them have, ever had, hereafter may have, or have acquired or may hereafter acquire against the BP Released Parties, whether known or unknown, suspected or claimed, including all Claims for subrogation, contribution or indemnity and all Claims arising under any other theory of recovery, whether or not yet asserted or accrued, in relation to all or any portion of any payment or other obligation arising out of or related to the Deepwater Horizon Incident, including any and all Claims in the Litigation.  For avoidance of doubt, it is the intention of Cameron, on behalf of itself, the Consenting Cameron Insurers, and the Cameron Releasing Parties, by this paragraph 4.2, to release and waive, to the fullest extent allowed by law, any and all subrogation, contribution, and indemnification rights or Claims against any BP Released Parties that might be asserted by any insurer or reinsurer or indemnitor of any Cameron Releasing Parties (but solely in its capacity as such), or any subrogee or assignee of any Cameron Releasing Parties or any such indemnitor, insurer or reinsurer (but again, solely in its capacity as such), such that the Cameron Releasing Parties and any such insurers, reinsurers, indemnitors, subrogees and assignees shall have no right or Claim to recover against any BP Released Party in regard to all or any portion of any payment made or rights assigned hereunder, at any time or under any theory whatsoever, whether legal, equitable, or otherwise.  Cameron represents and warrants that it is authorized by the Consenting Cameron Insurers to enter into the release and waiver in this paragraph on their behalf.

4.3 Cameron, on behalf of itself, the Cameron Releasing Parties, the Consenting Cameron Insurers, and any and all insurers, reinsurers, indemnitors, subrogees, or assignees of any Cameron Releasing Parties or Consenting Cameron Insurers, agrees not to pursue, demand, litigate, or otherwise seek any Claims for contribution, subrogation, indemnity, or Claims arising under any other theory of recovery, including Claims for fines, penalties, sanctions or punitive or exemplary damages, arising out of or related to the Deepwater Horizon Incident that any of them have, ever had, hereafter may have, or have acquired or may hereafter acquire against any Third Party, including against Transocean under the Transocean Contracts and against any insurer of Transocean (acting in its capacity as such); provided that the scope of this paragraph does not include any rights to insurance coverage that the Cameron Releasing Parties may have under the Cameron Policies.  Cameron represents and warrants that it is authorized by the Consenting Cameron Insurers to enter into this paragraph on their behalf.  Without limiting the remedies for any portion of this Agreement, the Parties agree that the BP Released Parties may enforce specific performance of this Paragraph.

4.4 Notwithstanding paragraphs 4.1 through 4.3, each Party may enforce its rights under this Agreement.  In addition, notwithstanding any other provision of this Agreement, including paragraphs 4.2 and 4.3, Cameron is not releasing any subrogation or other rights of Liberty Insurance Underwriters Inc. (“Liberty”), which issued policy number LQ1B71198583046 to Cameron for the policy year July 1, 2009 to July 1, 2010.  BPXP and Cameron reserve all rights and claims that either may have against Liberty.

4.5 To the fullest extent allowed by law, Cameron hereby assigns all right, title, and interest to all Claims that the Cameron Releasing Parties have asserted or could assert against any Third Parties, including any indemnification claims against Transocean under the Transocean Contracts and further including Claims for fines, penalties, sanctions or punitive or exemplary damages, arising out of or relating to the Deepwater Horizon Incident (the “Cameron Third Party Claims”) to BPXP, and BPXP accepts all right, title, and interest to all Cameron Third Party Claims.  To the extent that assignment of any Cameron Third Party Claims is deemed invalid by a court or arbitration panel of competent jurisdiction, Cameron agrees on behalf of the Cameron Releasing Parties to release, and covenants not to sue for, each and every such Cameron Third Party Claim for which the assignment has been deemed invalid.

4.6 To the fullest extent allowed by law, Cameron, on behalf of itself and the Cameron Releasing Parties, hereby waives, releases and forever discharges any and all Claims for insurance coverage that any of them might have relating in any way to the Cash Payment specified in Article III of this Agreement against any of the Consenting Cameron Insurers.  For the avoidance of doubt, Cameron reserves any rights it may have to insurance coverage under any Cameron Policies to the extent such Policies are not exhausted by the Cash Payment.  Cameron, on behalf of itself and the Cameron Releasing Parties, further represents and warrants that, in the event that any of them pursue any insurance coverage Claim against any Cameron Insurer in respect to all or any portion of the Cash Payment specified in Article III of this Agreement, Cameron and the Cameron Releasing Parties (a) shall only settle such insurance coverage Claim if the settlement includes an express waiver of any such Cameron Insurer’s rights of contribution, subrogation, indemnity, and rights to bring Claims arising under any other theory of recovery, including Claims for fines, penalties, sanctions or punitive or exemplary damages, against the BP Released Parties or Third Parties, including Transocean; or (b) if such insurance coverage Claim does not settle, shall use their reasonable best efforts to litigate or arbitrate any such insurance coverage Claim so that any judgment, decision, or award expressly provides that any such Cameron Insurer has waived any right of contribution, subrogation, indemnity, and rights to bring Claims arising under any other theory of recovery, including Claims for fines, penalties, sanctions or punitive or exemplary damages, against the BP Released Parties or Third Parties, including Transocean; and (c) shall not seek enforcement of any favorable judgment, decision, or award without the consent of BPXP, which shall not be unreasonably withheld, with the understanding that the absence of the express waiver described in 4.6(b) shall be reasonable grounds for BPXP to withhold consent.

V.   INDEMNITIES

5.1 BPXP’s Indemnities To The Cameron Released Parties.  Subject in all respects to paragraph 5.3, and subject to timely receipt of the Cash Payment in full, without set-off, deduction or withholding, BPXP agrees to indemnify, but not defend, the Cameron Released Parties for any and all Claims in any way relating to or arising out of the Deepwater Horizon Incident, including the following Claims against the Cameron Released Parties to the extent resulting from the Deepwater Horizon Incident:

(a)	Claims for pollution, contamination or damage to natural resources;

(b)	Claims for losses of or damages to (i) the MC252 Well; (ii) the reservoir at the Macondo Prospect, and (iii) any property right in or to oil, gas, or other mineral substances at the Macondo Prospect;

(c)
Claims for personal injury (including bodily injury), illness, or death, except for such Claims brought by or on behalf of individuals within the definition of Cameron Released Parties incurred during the course of performing their responsibilities for Cameron;

(d)	Claims for damages to or losses of equipment and property belonging to the BP Released Parties or Working Interest Owners and located at the Macondo Prospect;

(e)	Claims for killing the MC252 Well or otherwise bringing the MC252 Well under control; and

(f)	Claims for compensatory damages (but not fines, penalties and sanctions), brought by federal, foreign, state or local governments and their subdivisions, agencies, and trustees.

5.2 Cameron’s Indemnities to the BP Released Parties.  Notwithstanding anything contained in any other provision of this Agreement, including this paragraph 5.2, Cameron shall have no obligation to indemnify the BP Released Parties for any punitive, exemplary, multiple, or other non-compensatory damages and any civil, criminal or administrative fines or penalties or sanctions, including any monies associated with a deferred or non-prosecution agreement, or a civil judgment or settlement that adjudicates or resolves a Claim or Claims for fines, penalties, or sanctions.  Otherwise, Cameron agrees to indemnify, but not defend, the BP Released Parties for the following Claims in any way relating to or arising out of the Deepwater Horizon Incident:

(a)
Claims for personal injury (including bodily injury), illness, or death, brought by or on behalf of individuals within the definition of Cameron Released Parties incurred during the course of performing their responsibilities for Cameron, provided that for the avoidance of doubt this subparagraph is not intended to apply to Claims by individuals within the definition of Cameron Released Parties that arise outside of the course of performing their responsibilities for Cameron;

(b)
Claims for damages to or losses of equipment and property belonging to the Cameron Released Parties, provided that for the avoidance of doubt this subparagraph is not intended to apply to Claims by individuals within the definition of Cameron Released Parties for losses of their personal property or equipment that arise outside of the course of performing their responsibilities for Cameron; and

(c)	All amounts that are paid by the GCCF for any Claims for which Cameron is responsible for indemnifying the BP Released Parties under this paragraph 5.2, which Cameron shall reimburse to BPXP.

5.3 Scope of BPXP’s Indemnities.  Notwithstanding anything contained in any other provision of this Agreement, including paragraphs 2.5 and 5.1, BPXP’s indemnification obligations pursuant to this Agreement do not include:

(a)	Claims for which Cameron is indemnifying the BP Released Parties;

(b)
Any civil, criminal or administrative fines or penalties or sanctions, including any monies associated with a deferred or non-prosecution agreement, or a civil judgment or settlement that adjudicates or resolves a Claim or Claims for fines, penalties, or sanctions;

(c)	Any punitive, exemplary, multiple or other non-compensatory damages;

(d)
Any Claims for any Cameron Released Party’s lost profits, lost revenues, lost business opportunities, or business interruption, provided that for the avoidance of doubt this subparagraph is not intended to apply to Claims by individuals within the definition of Cameron Released Parties for such Claims for lost profits, lost revenues, lost business opportunities, or business interruption that arise outside of the course of performing their responsibilities for Cameron;

(e)
Claims for indemnification that any Cameron Releasing Party, or its insurers, reinsurers, indemnitors, subrogees, or assignees, has, ever had, hereafter may have, or has acquired or may hereafter acquire against any Third Party, including under the Transocean Contracts;

(f)
Litigation costs, including attorneys’ fees, incurred by the Cameron Released Parties or Cameron Insurers related to any and all Claims by or against any of them in any form, including Claims for which BPXP is obligated to indemnify the Cameron Released Parties pursuant to paragraph 5.1; and

(g)
Claims, damages, losses, liabilities, fees, settlements, judgments, costs, or other expenses or obligations arising from or related to:  derivative Claims brought by shareholders or members of a corporation or an unincorporated association purportedly on behalf of any Cameron Released Parties; securities Claims brought against any Cameron Released Parties; shareholders’ Claims brought against any Cameron Released Parties; Claims for fraudulent conveyance and similar creditors’ remedies brought against or on behalf of any Cameron Released Parties; pension plan or employee benefit plan Claims brought against any Cameron Released Parties; Employee Retirement Income Security Act (“ERISA”) Claims brought against Cameron Released Parties; Fair Labor Standards Act Claims brought against any Cameron Released Parties; or Racketeer Influenced and Corrupt Organizations Act (“RICO”) Claims brought against any Cameron Released Parties.

5.4 BPXP’s Indemnities to Cameron Insurers.  Notwithstanding paragraph 4.2, BPXP shall indemnify, but not defend, Consenting Cameron Insurers for any “direct action” Claims under the Cameron Policies issued or subscribed to by Consenting Cameron Insurers made by any Third Parties directly against Cameron Insurers under L.S.-R.S. 22:1269 or any similar applicable direct action statute, provided that such Claims in any way relate to or arise out of the Deepwater Horizon Incident and only to the extent, and under the same terms, that BPXP would be obligated to indemnify Cameron under this Agreement if the damages or any other relief or recovery sought in such Claims were sought by such Third Parties directly against Cameron.  For the avoidance of doubt, in no event shall BPXP be obligated to defend or indemnify Cameron Insurers for (a) any defense costs of any nature or kind whatsoever, (b) any costs incurred in connection with any counterclaims or Claims for affirmative relief by Cameron Insurers, or (c) any damages or other relief for which BPXP would not be obligated to indemnify Cameron pursuant to the indemnities provided in paragraph 5.1 if such damages or other relief had been sought from Cameron.

5.5 BPXP’s Rights And Responsibilities As Indemnitor.

(a)	In addition to any rights afforded by applicable law, BPXP as indemnitor shall have the following rights:

(i)
The right, at its election, to conduct or control any settlement negotiations that are reasonably expected to trigger Claims under or pursuant to the indemnities in paragraph 5.1 of this Agreement.  In the event BPXP exercises this right, BPXP shall keep Cameron reasonably informed of the progress of any settlement negotiations.

(ii)
The final authority to approve any settlement that may give rise to a Claim under or pursuant to the indemnities contained in paragraph 5.1 of this Agreement, which settlement shall not be entered into without BPXP’s approval.  BPXP’s approval of any settlement that is covered by the indemnities contained in paragraph 5.1 of this Agreement shall not be unreasonably withheld.

(iii)
In the event that, subject to Cameron’s rights in paragraph 5.7, any BP Released Party enters into a settlement agreement that relates to a Claim which may be the subject of the indemnities contained in paragraph 5.2 of this Agreement, such BP Released Parties shall obtain releases broad enough to release the Cameron Released Parties and all Third Parties from any further or future liability for the Deepwater Horizon Incident, and the terms of which shall be subject to Cameron’s prior approval, which will not be unreasonably withheld.

(b)
Cameron agrees on behalf of the Cameron Released Parties that to the extent that BPXP or BPCNA makes any payment in connection with its indemnification of the Cameron Released Parties for Claims, BPXP or BPCNA shall be subrogated to the extent of such payment to all of the rights of the Cameron Released Parties, and, at the request of BPXP or BPCNA, Cameron shall cause the Cameron Released Parties to take all reasonable action necessary to secure such rights, including the execution of such documents as are necessary to enable BPXP or BPCNA to bring suit to enforce such rights.

(c)
Unless the Parties agree that BPXP shall assume the defense of the Cameron Released Parties in any lawsuit or other proceeding covered by its obligation to indemnify under this Agreement, the Cameron Released Parties shall use their reasonable best efforts to assume the defense in and defend such lawsuit or other proceeding.  BPXP shall have no right to assume the defense of any Cameron Released Party in any lawsuit or other proceeding covered by the indemnity in paragraph 5.1 without the approval of such Cameron Released Party.

(d)
For any payments for which the Cameron Released Parties seek indemnification, Cameron shall submit a written demand therefor accompanied by reasonable proof of a judgment, settlement, or other indemnifiable costs incurred or owed, subject to the defense obligations of paragraph 5.5(c) (for purposes of this paragraph, the “Indemnification Demand”).  Unless otherwise agreed by the Parties, BPXP shall make any indemnification payments due to the Cameron Released Parties within thirty (30) business days of receiving a proper Indemnification Demand.  In the event that BPXP decides to appeal such judgment, BPXP shall be responsible for the securing, posting or payment of any bond or any obligation required in lieu of payment pending the resolution of such appeal or for other costs of perfecting the appeal.

5.6 The Cameron Released Parties’ Rights And Responsibilities As Indemnitees.

(a)	In addition to any rights afforded by applicable law, any Cameron Released Parties indemnified pursuant to this Article V, as the indemnitee, shall have the following responsibilities:

(i)	To promptly notify BPXP in writing and in reasonable detail of any Claim that may give rise to a Claim under or pursuant to the indemnities contained in paragraph 5.1 of this Agreement.

(ii)
To keep BPXP reasonably informed and to reasonably consult BPXP with respect to the progress of any Claim, or any settlement negotiations that any Cameron Released Party is responsible for relating to a Claim, covered by any of the indemnities contained in paragraph 5.1 of this Agreement.

(iii)
In the event that, subject to BPXP’s rights in paragraph 5.5, any Cameron Released Party enters into a settlement agreement that relates to a Claim which may be the subject of the indemnities contained in paragraph 5.1 of this Agreement, such Cameron Released Parties shall obtain releases broad enough to release the BP Released Parties and all Third Parties from any further or future liability for the Deepwater Horizon Incident, and the terms of which shall be subject to BPXP’s prior approval, which will not be unreasonably withheld.

5.7 Cameron’s Rights And Responsibilities As Indemnitor.

(a)	In addition to any rights afforded by applicable law, Cameron as indemnitor shall have the following rights:

(i)	The right, at its election, to conduct or control any settlement negotiations that are reasonably expected to trigger Claims under or pursuant to the indemnities in paragraph 5.2 of this Agreement.

(ii)
The final authority to approve any settlement that may give rise to a Claim under or pursuant to the indemnities contained in paragraph 5.2 of this Agreement, which settlement shall not be entered into without Cameron’s approval.  Cameron’s approval of any settlement that is covered by the indemnities contained in paragraph 5.2 of this Agreement shall not be unreasonably withheld.

(iii)
In the event Cameron elects to conduct or control any settlement negotiations that are reasonably expected to give rise to a Claim under or pursuant to the indemnities contained in paragraph 5.2 of this Agreement, Cameron shall keep BPXP reasonably informed of the progress of any settlement negotiations.

(iv)	Payments by the GCCF shall not be considered settlements, but instead shall be treated the same as court judgments for purposes of Cameron’s indemnification obligations to the BP Released Parties.

(b)
Unless the Parties agree that Cameron shall assume the defense of the BP Released Parties in any lawsuit or other proceeding covered by its obligation to indemnify under this Agreement, the BP Released Parties shall use their reasonable best efforts to assume the defense in and defend such lawsuit or other proceeding.  Cameron shall have no right to assume the defense of any BP Released Party in any lawsuit or other proceeding covered by the indemnity in paragraphs 5.2 or 5.7(c) through (e) without the approval of such BP Released Party.

(c)
Notwithstanding any provision in this Agreement to the contrary (including anything stated in Article IV), Cameron agrees to indemnify the BP Released Parties for and against any Claims of any kind or nature whatsoever, in law or in equity, asserted against any of the BP Released Parties by or on behalf of any party seeking to recover (i) all or any amount of any payment made by or due from Cameron to BPXP under this Agreement or (ii) all or any amount of any payment for loss relating to the Deepwater Horizon Incident made by, or at any time committed to by, any Cameron Releasing Parties (or any insurer under the Cameron Policies, or any subrogee or assignee of Cameron or of any such Cameron Policies) to any Third Party, provided that such payment or commitment is not the subject of the indemnities provided by BPXP to the Cameron Released Parties in this Agreement.

(d)
Notwithstanding any provision in this Agreement to the contrary (including anything stated in Article IV), Cameron agrees to indemnify the BP Released Parties for and against any Claims of any kind or nature whatsoever arising out of or relating to the Deepwater Horizon Incident asserted against any of the BP Released Parties by or on behalf of (i) any Cameron Released Party incurred during the course of performing their responsibilities for Cameron, provided that for the avoidance of doubt this subparagraph is not intended to apply to Claims by individuals within the definition of Cameron Released Parties that arise outside of the course of performing their responsibilities for Cameron; (ii) any Cameron Insurer; or (iii) any and all reinsurers, indemnitors, subrogees, or assignees of any Cameron Released Party or Cameron Insurer.  Without limitation, this indemnity includes any Claim made in breach of paragraph 4.2.

(e)
Notwithstanding any provision in this Agreement to the contrary (including anything stated in Article IV), in the event any Cameron Releasing Party, any Cameron Insurer, or any and all insurers, reinsurers, indemnitors, subrogees, or assignees of any Cameron Releasing Party or Cameron Insurer, seeks to recover on any Cameron Third Party Claims, including against Transocean under the Transocean Contracts, Cameron agrees to indemnify the BP Released Parties for and against any Claims of any kind or nature whatsoever, in law or in equity, asserted against any BP Released Parties by or on behalf of any Third Party, including Transocean, seeking to recover from the BP Released Parties all or any amount of any payment made by the Third Party as a result of a Claim made by any Cameron Releasing Party, any Cameron Insurer, or any and all insurers, reinsurers, indemnitors, subrogees, or assignees of any Cameron Releasing Party or Cameron Insurer for any Cameron Third Party Claim, including Claims for indemnification or contribution including such Claims by Transocean.  Without limitation, this indemnity includes any Claim made in breach of paragraphs 4.3 or 4.5.

(f)
The indemnities described in paragraphs 5.7(c) through (e) shall include the payment of the BP Released Parties’ costs, attorneys’ fees, and expenses in any lawsuit or other proceeding, and in the event of any Claim by or on behalf of any Cameron Insurer or any reinsurer, indemnitor, subrogee, or assignee of any Cameron Insurer, the indemnities described by paragraphs 5.7(c) through (e) shall obligate Cameron to pay any and all reasonable defense costs, expenses, and other losses incurred by any BP Released Parties on a current basis and throughout the pendency of any such Claim, subject in all respects to the BP Released Parties’ rights to control the defense and settlement of any such Claim.  It is the express intent of the Parties that unless otherwise agreed to by the Parties, the BP Released Parties shall retain and be represented by their own counsel in any matter to which the indemnities in paragraphs 5.7(c) through (e) may apply.

(g)	In addition to any rights afforded by applicable law, any BP Released Party indemnified pursuant to this Article V, as the indemnitee, shall have the following responsibilities:

(i)
To promptly notify Cameron in writing and in reasonable detail of any Claim that may give rise to a Claim under or pursuant to the indemnities contained in paragraph 5.2 or 5.7(c) through (e) of this Agreement.

(ii)
To keep Cameron reasonably informed and to reasonably consult Cameron with respect to the progress of any Claim, or any settlement negotiations that any BP Released Party is responsible for relating to a Claim, covered by any of the indemnities contained in paragraph 5.2 or 5.7(c) through (e) of this Agreement.

(h)
For any payments for which the BP Released seek indemnification, BPXP shall submit a written demand therefor accompanied by reasonable proof of a judgment, settlement, or other indemnifiable costs incurred or owed, subject to the defense obligations of paragraph 5.7(b) (for purposes of this paragraph, the “Indemnification Demand”).  Unless otherwise agreed to by the Parties, Cameron shall make any indemnification payments due to the BP Released Parties within thirty (30) business days of receiving a proper Indemnification Demand.  In the event Cameron decides to appeal such judgment, Cameron shall be responsible for the securing, posting or payment of any bond or any obligation required in lieu of payment pending the resolution of such appeal or for other costs of perfecting the appeal.

5.8 SUBJECT TO THE LIMITATIONS ON INDEMNITIES IN ARTICLE V, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THE INDEMNITIES AND RELEASES OF LIABILITY CONTAINED IN THIS AGREEMENT SHALL APPLY REGARDLESS OF WHETHER THE CLAIM OR LIABILITY IS PREDICATED ON THE SOLE, JOINT OR CONCURRENT FAULT, NEGLIGENCE, GROSS NEGLIGENCE, OR STRICT LIABILITY OF THE BP RELEASED PARTIES OR THE CAMERON RELEASED PARTIES, AND ACKNOWLEDGE THAT ARTICLE V (INDEMNITIES) COMPLIES WITH ANY REQUIREMENT THAT SUCH INDEMNITIES BE EXPRESS, CONSPICUOUS, AND AFFORD FAIR AND ADEQUATE NOTICE.

5.9 Except for the Cameron Policies, this Agreement is not intended to, and shall not, prejudice any rights to insurance coverage that the BP Releasing Parties may have had as of the Effective Date or may have in the future under any insurance or reinsurance policy that may apply to the Deepwater Horizon Incident.

VI.   COOPERATION

6.1 BPXP and Cameron agree to cooperate, and shall each cause their respective Affiliates, personnel, employees, attorneys, agents and representatives to cooperate, in the Litigation, to the extent consistent with all applicable laws, including the following:

(a)
Subject to and pursuant to whatever court or body of law has jurisdiction over this Agreement, the Parties agree to cooperate fully and truthfully in the defense of any and all Claims relating to the Deepwater Horizon Incident, including in the Litigation, where BPXP and/or Cameron or their respective Affiliates are parties.  The Parties further agree that they will continue to truthfully present the evidence and facts in any litigation, arbitration, governmental or regulatory proceeding or other Claim arising out of or related to the Deepwater Horizon Incident.  Nothing in this Agreement prevents or restricts in any way any Person from fully and truthfully cooperating with, or from truthfully and completely testifying before, any federal, state, local or foreign government entity, including any federal, state or local governmental, regulatory or self-regulatory agency, body, committee (Congressional or otherwise), commission, or authority (including any governmental department, division, agency, bureau, office, branch, court, arbitrator, commission, tribunal, or other governmental instrumentality) (“Governmental Entity”), with respect to any investigation or inquiry concerning the Deepwater Horizon Incident.  Further, nothing in this Agreement limits any Party’s ability to assert any and all matters of law or fact, including any assertion by Cameron of any rights under the Transocean Contracts, as a defense (and solely as a defense) to any Claim brought against it.

(b)
The Parties agree, to the extent practicable, consistent with applicable laws, and subject to any confidentiality limitations or restrictions, and also subject to attorney-client or other legal privilege, and further recognizing that some individuals are represented by independent counsel, to provide each other, upon formal or informal request from their respective counsel, with reasonable and direct access to their respective personnel, employees, documents, business records and all other evidence in their possession, custody or control, including physical evidence, samples, additives, and other materials.  The Parties agree to consult with one another before noticing or otherwise seeking the deposition of an employee of the other Party to discuss alternative ways to obtain information or evidence.  Such access to Cameron’s personnel, employees, documents, records and other evidence in their possession, custody or control is intended to allow BPXP to better understand the causes of the Deepwater Horizon Incident and what was known by Cameron before and at the time of the Deepwater Horizon Incident, and thus allow for improved safety in drilling operations.

VII.   GUARANTEE

7.1 BPCNA shall execute a Guarantee in the form attached hereto as Exhibit B.

VIII.   CONFIDENTIALITY

8.1 Subject to paragraphs 8.2 and 8.3, the Parties and their respective attorneys agree to keep the terms and conditions of this Agreement confidential and shall not disclose this Agreement to any other Person.  Nothing in this paragraph shall preclude disclosure of this Agreement before or after the date of this Agreement:  (i) to the Parties’ employees, parents, or Affiliates who agree to keep the information confidential; (ii) to the Parties’ attorneys who agree to keep the information confidential; (iii) to the Parties’ accountants, tax preparers, advisors, insurers, debt rating agencies or auditors for limited and legitimate purposes or to conduct financial affairs and who agree to keep the information confidential; (iv) to the Consenting Cameron Insurers’ tax preparers, advisors, auditors, accountants, reinsurers and retrocessionnaires for limited and legitimate purposes or to conduct financial affairs and who agree to keep the information confidential; (iv) as necessary to preserve or assert the Parties’ rights under this Agreement; or (v) as required by law, regulation, stock exchange rule, subpoena and/or a court order or arbitral award.  Each Party reserves the right to file or have its Affiliates file this Agreement as an exhibit to filings with the Securities and Exchange Commission if that Party or its Affiliates determine, in their sole discretion, that such filing is required by the regulations of the Securities and Exchange Commission or necessary to make any registration statement filed with the Securities and Exchange Commission effective or otherwise continue its effectiveness.

8.2 If any Party is served with a subpoena or other form of discovery request that would call for disclosure of this Agreement, it shall, to the extent permissible, give prompt written notice to the other Party and oppose disclosure to the extent practicable unless this provision is waived in writing by the other Parties.  Except as provided in the last sentence of 8.1, if any Party is required by law, regulation, stock exchange rule, court order or subpoena to disclose this Agreement, it shall, to the extent permissible, give notice to the other Party prior to such disclosure and use reasonable best efforts to ensure that such disclosure is made pursuant to an applicable confidentiality or protective order, to the extent available.

8.3 Notwithstanding paragraph 8.1, the fact that BPXP and Cameron have reached a settlement on issues related to the Deepwater Horizon Incident shall not be confidential and may be publicly disclosed.  The form, content, and timing of any press release relating to this settlement shall be subject to mutual agreement of the Parties, which shall not be unreasonably withheld.

IX.   MISCELLANEOUS PROVISIONS

9.1 Notice.  Notice to BPXP pursuant to this Agreement shall be sent by electronic mail, certified mail or overnight delivery to:

John E. (Jack) Lynch Jr.

Deputy Group General Counsel

Chief Counsel Gulf Coast Restoration

U.S. General Counsel

BP America Inc.

501 WestLake Park Boulevard

Houston, TX  77079

Tel: (281) 366-1500

Fax: (713) 375-2808

E-mail: john.lynch@uk.bp.com

and

James J. Neath

Associate General Counsel

BP America Inc.

501 Westlake Park Boulevard

Houston, TX 77079

Tel: (281) 366-5815

Fax: (281) 366-5901

E-mail: James.Neath@bp.com

Notice to Cameron pursuant to this Agreement shall be sent by electronic mail, certified mail or overnight delivery to:

William C. Lemmer

Senior Vice President and General Counsel

Cameron International Corporation

1333 West Loop South, Suite 1700

Houston, TX 77027

Tel: (713) 513-3360

Fax: (713) 513-3499

E-mail: William.Lemmer@c-a-m.com

9.2 Unknown Facts.  The Parties acknowledge that they may hereafter discover facts different from or in addition to those that they now know to be or believe to be true with respect to the Claims being made in the Litigation and agree that this Agreement and the releases and indemnities contained herein shall be and remain effective in all respects, notwithstanding such different or additional facts and subsequent discovery thereof.

9.3 Representations And Warranties.

(a)
Each Party represents and warrants that:  (i) it is a corporation or limited liability company, as the case may be, duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation; (ii) it has all requisite corporate or limited liability company, as the case may be, power and authority to enter into this Agreement; (iii) the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate or limited liability company action, does not violate any applicable law or regulation to which either Party is subject, and does not conflict with, or result in a breach of, any provision of the organizational documents of such Party; (iv) this Agreement has been duly executed and delivered by such Party and (assuming due authorization and delivery by the other Party) constitutes a valid and binding agreement of such Party, enforceable in accordance with its terms; and (v) it has not assigned, transferred, or conveyed, or purported to have assigned, transferred or conveyed, to any Person or entity any property, interest, claim, demand, debt, liability, account, obligation, or cause of action herein transferred, released or assigned.

(b)
BPXP represents and warrants that it is authorized to act on behalf of the BP Releasing Parties in all respects pertinent to this Agreement.  BPXP shall defend and indemnify the Cameron Released Parties for any breach of this representation and warranty.

(c)
Cameron represents and warrants that it is authorized to act on behalf of the Cameron Releasing Parties in all respects pertinent to this Agreement.  Cameron shall defend and indemnify the BP Released Parties for any breach of this representation and warranty, including, consistent with paragraph 5.7(c) through (e), any breach of paragraph 4.2 or 4.3 by the Consenting Cameron Insurers.

(d)	EXCEPT FOR THE EXPRESS WARRANTIES IN THIS AGREEMENT, EACH PARTY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED.

9.4 Assignment; Binding On Successors And Assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Cameron without the prior written consent of BPXP.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by BPXP without the prior written consent of Cameron.  Any attempt to make an assignment hereunder without the approval of the other Party shall be null and void with no force or effect.  No assignment by any Party shall relieve such Party of any of its obligations hereunder.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties, their respective successors, permitted assigns, predecessors, insurers or reinsurers of any type or degree, subrogees of any type, parents and Affiliates, and legal representatives.

9.5 Taxes.  Each Party to this Agreement shall separately and independently bear responsibility to report any payment specified in this Agreement to the proper Governmental Entities, as necessary.  The Parties acknowledge and agree that the amount of any payment specified in this Agreement shall not be reduced on account of any withholding tax.  The Parties further acknowledge and agree that they each are relying upon their own counsel and/or tax advisors for any tax matters or advice.

9.6 Construction.  This Agreement shall be interpreted as if jointly written by all Parties, and the rule of construction providing that any ambiguities are to be resolved against the drafting party shall not be used in interpreting this Agreement.  Prior drafts of this Agreement may not be used to construe this Agreement.  No term of this Agreement may be released, discharged, abandoned, changed, or modified in any manner, oral or otherwise, except by a written instrument duly signed by each Party.  With respect to corporate Parties, such signature must be by an authorized officer of such Party.

9.7 Independent Investigation.  The Parties acknowledge, represent and warrant that, in entering this Agreement, each Party has made an independent investigation of the facts and is not relying upon any statements or representations, other than those contained herein, made by the other Party, its agents, employees, attorneys or representatives, and that no one, including any of the Parties’ agents, employees, attorneys or representatives, has made any promise, representation or warranty relating to this Agreement, or offered any further consideration to enter into this Agreement, except as recited herein.

9.8 Entire Agreement.  This Agreement contains the entire agreement between the Parties concerning the subject matter hereof and supersedes and cancels all previous agreements, negotiations, and commitments, whether oral or in writing, with respect to the subject matter of this Agreement.

9.9 Enforceability.  Other than the assignment of Cameron Third Party Claims provided for in the first sentence in paragraph 4.5, if any portion of Articles III, IV, or V of this Agreement is held to be illegal, invalid, or unenforceable, then this entire Agreement shall be null and void and all monies paid hereunder shall be returned to the paying Party.  If the Guarantee in Exhibit B is held by a court or other tribunal in a final judgment or award not subject to further review to be illegal, invalid or unenforceable, then Cameron, in its sole discretion, may declare this entire Agreement null and void and all monies paid hereunder shall be returned to the paying Party.  Subject to the preceding two sentences, the illegality, invalidity or unenforceability of any other provision of this Agreement shall not operate to invalidate the whole Agreement and shall not affect the validity or enforceability of any other provisions of this Agreement.

9.10 No Waiver of Privileges.  Nothing in this Agreement shall be deemed a waiver by BPXP or Cameron or any of their respective Affiliates of any privilege (including attorney-client-privilege) or protection (including the work product doctrine).  Similarly, nothing in this Agreement shall require BPXP or Cameron or any of their respective Affiliates to violate the terms of any applicable joint defense agreement, confidentiality agreement or protective order.

9.11 No Agency Or Joint Venture.  Nothing in this Agreement shall make BPXP or Cameron (or any of their respective past or present predecessors, successors, agents, servants, representatives, officers, directors, employees, stockholders, attorneys, administrators, or Affiliates) the fiduciary or agent of the other, nor will anything in this Agreement constitute a joint venture, agency, partnership or similar relationship.

9.12 Dispute Resolution. It is the intent of the Parties to use their respective commercially reasonable efforts to resolve expeditiously any dispute between them with respect to the matters covered by this Agreement that may arise from time to time on a mutually acceptable negotiated basis.  In furtherance of the foregoing, any Party involved in a dispute, controversy or Claim may deliver a notice (an “Escalation Notice”) demanding an in-person meeting involving representatives of the Parties at a senior level of management (or if the Parties agree, of the appropriate business function or division within such entity).  Any agenda, location or procedure for such discussions or negotiations between the Parties may be established by agreement of the Parties from time to time; provided, however, that the Parties shall use their commercially reasonable efforts to meet within twenty (20) days of the Escalation Notice.  Following delivery of an Escalation Notice, the Parties shall undertake good faith, diligent efforts to negotiate a commercially reasonable resolution of the dispute.  The Parties may, by mutual consent, retain a mediator to aid the Parties in their discussions and negotiations.  Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the Parties, nor shall any opinion expressed by the mediator be admissible in any Forum.  The mediator may be chosen from a list of mediators selected by the Parties or by other agreement of the Parties.  All third-party costs of the mediation shall be borne equally by the Parties involved in the matter, and each Party shall be responsible for its own expenses.  Any dispute arising from or related to this agreement, if not otherwise resolved under this paragraph, shall be fully and finally resolved by binding arbitration in Houston, Texas, before a panel of three arbitrators, pursuant to the commercial arbitration rules of the American Arbitration Association in effect at the time a written demand for arbitration is first made.  The award rendered by the arbitrators shall be final and binding, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction.

9.13 Choice of Law.  The Parties agree that general maritime law shall control the construction, interpretation, enforcement or validity of this Agreement, without regard to any conflicts-of-law rules.

9.14 No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any entity other than BPXP and Cameron, except as expressly provided herein (including Articles IV and V, and including the Consenting Cameron Insurers to the extent expressly provided herein), and specifically shall not provide any rights or remedies upon Transocean.  Without limitation and for the avoidance of doubt, Cameron Released Parties and BP Released Parties shall be entitled to the benefit of releases and indemnities as set forth herein, even if they are not signatories to this Agreement.

9.15 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall have the same force and effect as an original.  The Parties hereto also agree that facsimile or email signatures are effective as original signatures.

9.16 Headings.  The section captions contained in this Agreement are provided only as matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision, and shall not affect the construction, interpretation, performance or validity of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed in their representative corporate capacity by their duly authorized officers, as of the day and year first written above.

BP EXPLORATION & PRODUCTION INC.
By:	/s/ James H. Dupree
Name:	James H. Dupree
Title:	Chairman and President

BP CORPORATION NORTH AMERICA INC.
By:	/s/ James H. Dupree
Name:	James H. Dupree
Title:	Chairman and President

CAMERON INTERNATIONAL CORPORATION
By:	/s/ William C. Lemmer
Name:	William C. Lemmer
Title:	Senior Vice President and General Counsel

EXHIBIT A

Cameron Policies

Primary and Excess Liability Insurers of Cameron International Corporation
Policy Period: July 1 2009 – July 1, 2010

Insurance Carrier:	Policy #:	Limits in US $:
Liberty Mutual Insurance Company	EB1-691-004103-279	$3,000,000 (including $500,000 self-insured retention, $2,500,000 deductible)
Illinois National Insurance Company*	27471353	$25,000,000 xs $3,000,000
AIG Cat Bermuda*	13519148	$25,000,000 xs $3,000,000
Ace American Insurance Company*	XCP G24898878	$25,000,000 xs $25,000,000
ACE Bermuda*	CAM-PD/09	$25,000,000 xs $25,000,000
XL Insurance Company Limited*	509/DL397209	$50,000,000 xs $50,000,000
Liberty Insurance Underwriters Inc.	LQ1B71198583046	$50,000,000 xs $100,000,000
Chubb Atlantic Indemnity Ltd.*	3310-02-62	$25,000,000 xs $150,000,000
XL Insurance (Bermuda) Ltd*	BM00024374LI09A	$50,000,000 xs $175,000,000
AIG Excess Liability Insurance International Limited*	21472624	$150,000,000 xs $225,000,000
Iron-Starr Excess Agency Ltd.*	0000036-00	$25,000,000 xs $375,000,000
Argo Re Ltd.*	ARGO-CAS-OCC-000094.1	$25,000,000 xs $400,000,000
Ace Bermuda Insurance Ltd.*	CIC-1422/OCC01	$75,000,000 xs $425,000,000

* Insurers denoted with an asterisk are “Consenting Cameron Insurers” as defined in paragraph 2.14 of the Agreement.

EXHIBIT B

GUARANTEE

1. BP Corporation North America Inc. (the “Guarantor”), absolutely, unconditionally and irrevocably guarantees to Cameron International Corporation (the “Beneficiary”) that BP Exploration and Production Inc. (“BPXP”) will duly and punctually perform, comply with, and observe all of BPXP’s obligations (the “Obligations”) under that certain Confidential Settlement Agreement, Mutual Releases and Agreement to Indemnify dated December 15, 2011 (the “Agreement”), including all of its payment obligations, as and when required in accordance with the terms thereof, in each case, without regard to whether such obligation is direct or indirect, now or hereafter existing or owing, or incurred or payable before or after commencement of any proceedings by or against BPXP under any applicable bankruptcy or insolvency law.  Notwithstanding anything to the contrary in this Guarantee, the commencement of any proceedings by or against BPXP under any applicable bankruptcy or insolvency law shall not relieve the Guarantor of its obligations under this Guarantee or impair the enforcement thereof by the Beneficiary.

2. This Guarantee is an absolute and continuing guarantee of performance and payment (and not of collection) of the Obligations.  This Guarantee is in no way conditioned upon any attempt to collect any payment from, or enforce any Obligation upon, BPXP or upon any other event or contingency, and shall be binding upon and enforceable against the Guarantor.

3. The obligations of the Guarantor set forth herein constitute the full recourse obligations of the Guarantor enforceable against it to the full extent of all its assets and properties.

4. The obligations of the Guarantor hereunder shall not be subject to any counterclaim, setoff, deduction, diminution, abatement, stay, recoupment, suspension, deferment, reduction or defense (other than full and strict payment or other satisfaction of the Obligations) based upon any claim the Guarantor may have against the Beneficiary or any other obligor.  The obligations of the Guarantor hereunder shall remain in full force and effect without regard to, and shall not be released, discharged or reduced (except to the extent of any defenses to payment or performance to which BPXP is entitled under the Agreement) for any reason, including (a) any amendment or waiver of any term of the Agreement, whether or not the Beneficiary, BPXP or the Guarantor has notice or knowledge of any of the foregoing; or (b) any bankruptcy, insolvency or similar proceeding with respect to the Guarantor or BPXP or their respective properties, or any action taken by any trustee or receiver or by any court in any such proceeding.

5. The Guarantor unconditionally waives all notices which may be required by statute, rule of law or otherwise to preserve any rights against the Guarantor hereunder, including (a) notice of the acceptance of this Guarantee by the Beneficiary or any assignee thereof, or the modification of the Obligations or notice of any other matters relating thereto; (b) any presentment, demand, notice of dishonor, protest or nonpayment of any damages or other amounts payable under the Agreement; (c) any requirement for the enforcement, assertion or exercise of any right or remedy under the Agreement; (d) any requirement of diligence; (e) the right to require the Beneficiary to proceed against BPXP or any other person liable on the Obligations, and the Guarantor waives the right to have the property of BPXP first applied to discharge the Obligations.

6. Representations and Warranties

(i) The Guarantor is an Indiana corporation duly formed and validly existing under the laws of its jurisdiction of formation.

(ii) The Guarantor has the power and authority to execute, deliver and perform its obligations under this Guarantee and has taken all necessary action to authorize the execution, delivery and performance of this Guarantee.  No consent is required for the due execution, delivery and performance by the Guarantor of this Guarantee, except those that have been obtained and are in full force and effect.

(iii) The authorization, execution, delivery and performance of this Guarantee by the Guarantor will not result in any breach of or default under (or any condition which with the giving of notice or lapse of time or both would constitute a breach or default under) (i) the constituent documents of the Guarantor, or (ii) any contract, indenture, mortgage, security agreement or other document, instrument or agreement or any judgment, order or decree to which the Guarantor is a party or to which the Guarantor or any of its property is subject.

7. Miscellaneous

(i) The Guarantor shall not assign any of its rights or delegate any of its duties under this Guarantee to any Person without the prior written consent of the Beneficiary.

(ii) This Guarantee shall remain in full force and effect until such time all the Obligations have been performed in full or are no longer in effect.

(iii) Any notice to BPXP and Guarantor pursuant to this Guarantee shall be sent by electronic mail and overnight mail to the following individuals:

John E. (Jack) Lynch Jr. Deputy Group General Counsel U.S. General Counsel BP America Inc. 501 Westlake Park Boulevard Houston, TX 77079 E-mail: John.Lynch@uk.bp.com	James J. Neath Associate General Counsel BP America Inc. 501 Westlake Park Boulevard Houston, TX 77079 E-mail: James.Neath@bp.com
Any notice to Beneficiary pursuant to this Guarantee shall be sent by electronic mail and overnight mail to the following individuals:

William C. Lemmer
Senior Vice President and General Counsel
Cameron International Corporation
1333 West Loop South, Suite 1700
Houston, TX 77027
Tel: (713) 513-3360
Fax: (713) 513-3499
E-mail: William.Lemmer@c-a-m.com

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(iv) This Guarantee shall not be amended without the written consent of the Guarantor and the Beneficiary.

(v) Upon written demand, the Guarantor shall pay all reasonably incurred and properly documented out-of-pocket expenses incurred by the Beneficiary, including fees and disbursements of counsel, in connection with the enforcement of the obligations of the Guarantor under this Guarantee.  Any amount owed to the Beneficiary under this Guarantee shall earn interest accruing daily from the deadline for payment thereof until paid at the lesser of (i) an annual rate equal to LIBOR plus three (3) percentage points, or (ii) the maximum rate allowed by applicable Law.

(vi) THIS GUARANTEE SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(vii) This Guarantee is subject to the dispute resolution procedures set forth in paragraph 9.12 of the Agreement.

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BP CORPORATION NORTH AMERICA INC.
By:	/s/ James H. Dupree
Name:	James H. Dupree
Title:	Authorized Signatory

4